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                                                            EXHIBIT 24(2)(g)(ii)

                     WILMINGTON LOW VOLATILITY FUND OF FUNDS

                              SUBADVISORY AGREEMENT


                  THIS AGREEMENT is made as of the 17 day of December, 2003, by and among Guidance Capital LLC, an Illinois limited liability company (the "Sub-Adviser"), Rodney Square Management Corporation, a Delaware corporation (the "Adviser"), and Wilmington Low Volatility Fund of Funds, a Delaware statutory trust (the "Fund").


                  WHEREAS, the Fund has been established under the laws of the State of Delaware to invest in a portfolio of Portfolio Funds (as defined below), which invest and trade in a broad range of securities, currencies, commodities and other financial instruments;

                  WHEREAS, (i) pursuant to Section 8(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund registered as a non-diversified, closed-end management investment company under the 1940 Act by filing a Form N-8A Notification of Registration with the Securities and Exchange Commission ("SEC") on August 18, 2003, and (ii) pursuant to Section 8(b) of the 1940 Act, the Fund filed its registration statement on Form N-2 (the "Registration Statement") with the SEC on August 18, 2003;

                  WHEREAS, the Fund will have been declared effective by the SEC on or after the time this Agreement will become effective;

                  WHEREAS, the Fund's Board of Trustees (the "Board") has appointed Adviser as investment adviser to the Fund, pursuant to that certain Investment Advisory Agreement (the "Advisory Agreement") dated as of December 1, 2003 by and between the Fund and Adviser, to provide discretionary investment management services to the Fund;

                  WHEREAS, the Adviser desires to appoint the Sub-Adviser to provide investment advice and certain related services to the Adviser in respect of the Fund, and the Sub-Adviser wishes to accept such appointment on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, Sub-Adviser is registered and in good standing as a registered investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. APPOINTMENT OF SUB-ADVISER

         (a) Subject always to the supervision and control of the Board, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority and to such policies as the Board may determine, the Adviser hereby appoints the Sub-Adviser to provide, at Sub-Adviser's expense (except as otherwise provided in Section 3), Portfolio Management Services (as defined in
Section 2) with respect to those assets belonging to the Fund that the Adviser designates. For purposes of this Agreement, the Adviser designates all of the assets of the Fund as designated assets ("Designated Assets"), and the Sub-Adviser hereby accepts such appointment, on the terms and subject to the conditions set forth in this Agreement. It is understood that Adviser may itself provide Portfolio Management Services or other services with respect to the Fund.

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         (b) Copies of the Registration Statement shall be sent to the
Sub-Adviser by the Adviser prior to the commencement of this Agreement and promptly upon filing any such amendment with the SEC.

2. RESPONSIBILITIES OF SUB-ADVISER

         (a) Sub-Adviser acknowledges that the Fund will seek to achieve its investment objective(s) ("Fund Objective(s)") by investing and reinvesting its assets primarily in a portfolio of equity interests issued by limited partnerships, limited liability companies, business trusts and similar business vehicles (with respect to Designated Assets, limited partnerships, limited liability companies, business trusts and similar business vehicles selected by Sub-Adviser) whose primary business is investing in securities and other financial instruments but that are not registered currently or required to register currently as investment companies under the 1940 Act by virtue of the exclusion from the definition of "investment company" provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act ("Portfolio Funds"). From time to time assets may be invested in registered investment companies (limited to money market funds) as allowable under the 1940 Act and provided that appropriate fee adjustments are made as required under the 1940 Act. Accordingly, in providing sub-advisory services to the Adviser and the Fund hereunder, the Sub-Adviser shall perform the following duties on a continuous and ongoing basis ("Portfolio Management Services"), in each case based upon its professional skill, experience and judgment:

                  (i) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable in the judgment of Sub-Adviser for the management of the investment and reinvestment of Designated Assets in accordance with the Fund Objective(s);

                  (ii) managing the Fund so that no action or omission on the part of the Sub-Adviser shall cause the Fund to fail to comply with the 1940 Act, the rules and regulations promulgated thereunder, and any other rules and regulations pertaining to the investment strategy of the Fund. The Adviser will notify the Sub-Adviser promptly if the Adviser believes that the Fund is in violation of any requirement specified in the first sentence of this paragraph;

                  (iii) identifying Portfolio Funds which the Sub-Adviser believes appropriate for the Fund in light of the Fund Objective(s);

                  (iv) allocating Designated Assets among Portfolio Funds in light of the Fund Objective(s);

                  (v) purchasing, selling and redeeming securities of Portfolio Funds and other issuers on behalf of the Fund, including the completion and execution of subscription agreements or similar contracts on behalf of the Fund with respect to, and placing orders for, such purchases and sales;

                  (vi) monitoring the performance of the Portfolio Funds in which the Fund has invested Designated Assets with a view to determining whether continued investment by the Fund in such Portfolio Funds is appropriate in light of the Fund Objective(s);

                  (vii) evaluating and recommending appropriate changes to the Fund Objective(s) from time to time;

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                  (viii)   providing such other advice and services as Adviser
or the Board may from time to time reasonably request in connection with the investment operations of the Fund with respect to Designated Assets;

                  (ix) regularly reporting to the Adviser and the Board with respect to the implementation of the investment policies of the Fund;

                  (x) assisting the administrator for the Fund in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Fund for which the fund accounting agent seeks assistance from or identifies for review by the Sub-Adviser;

                  (xi) the Sub-Adviser will make available to the Fund and the Adviser, promptly upon reasonable request, all of the Fund's investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the custodian and fund accounting agent for the Fund) as are necessary to assist the Fund and the Adviser to comply with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations; and

                  (xii) providing reports to the Fund's Board for consideration at meetings of the Board on the investment program for the Fund and the issuers and securities represented in the Fund's portfolio, and will furnish the Board with respect to the Fund such periodic and special reports as the Trustees and the Adviser may reasonably request.

              For the avoidance of doubt, the Sub-Adviser's responsibility to provide Portfolio Management Services hereunder relates only to Designated Assets and not to any other assets (if any) of the Fund.

         (b) In rendering the services required under this Agreement, the Sub-Adviser may, from time to time, employ or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Sub-Adviser may not retain, employ or associate itself with any company that would be an "investment adviser," as that term is defined in the 1940 Act that that would act as a sub-adviser to the Fund unless the contract with such company is approved by a majority of the Board and a majority of Trustees who are not parties to any agreement or contract with such company and who are not "interested persons," as defined in the 1940 Act, of the Fund, the Adviser, or the Sub-Adviser, or any such company, and is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act. The Sub-Adviser shall be responsible for making reasonable inquiries and for reasonably ensuring that no associated person of the Sub-Adviser, or of any company that the Sub-Adviser has retained, employed, or with which it has associated with respect to the investment management of the Fund, to the best of the Sub-Adviser's knowledge, had in any material connection with the handling of assets:

                  (i) been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

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                  (ii)     been found by any state regulatory authority, within
the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

                  (iii) been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

3. COMPENSATION

         As compensation for its services hereunder, the Fund shall pay the Sub-Adviser compensation calculated and payable in the manner set out in Schedule A hereto (or such lesser amount as Sub-Adviser may from time to time agree to receive and after taking into account the fee waivers the Adviser and Sub-Adviser have agreed to as described in the Fund's prospectus in order to meet the Fund's applicable expense caps).

4. STANDARD OF CARE AND REPRESENTATIONS

         (a) The Sub-Adviser shall have no obligations to the Fund or the Adviser other than those expressly set forth in this Agreement and any other obligations arising under applicable law.

         (b) The Sub-Adviser must maintain errors and omissions insurance in the amount of $2 million per occurrence and $2 million in the aggregate. In the event the policy is written on a "claims made basis," and such coverage is terminated either (y) by the insurance carrier or Sub-Adviser during the term of this Agreement or (z) coterminously with the cancellation or expiration of this Agreement, regardless of which party caused termination of the coverage, the Sub-Adviser must arrange for the purchase of a retrospective reporting endorsement ("tail policy") at the Sub-Adviser's sole cost to cover all risks incurred during the term of this or any predecessor or successor agreement among the Fund, the Adviser or Sub-Adviser. The standard of care applicable for claims under such policy must be ordinary negligence; the Fund agrees not to pursue deminimis, non-material claims against the Subadvisor, as determined in the sole discretion of the Board of Trustee of the Fund.

         (c) Except as set forth in Section (b.), above, the Sub-Adviser shall not be liable for any error in judgment or mistake of law or for any damage or loss in excess of available insurance suffered by the Fund in connection with the subject matter of this Agreement, including but not limited to any damage or loss incurred by reason of any act or omission of the Board, Adviser, the Fund's custodian or administrator, any bank, broker, dealer, investment manager of any Portfolio Fund, or any agent, member, partner, director, officer or employee of any of them, except to the extent such damage or loss arises from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of the Sub-Adviser's obligations and duties hereunder.

         (d) The Sub-Adviser's responsibility under this Agreement is to manage the Fund so it, at all times, is in compliance with the 1940 Act and to furnish the Adviser and the Fund with investment advisory services based upon the Sub-Adviser's professional skill, experience and judgment, and the Sub-Adviser makes no representation or warranty (i) as to the accomplishment of any particular investment results by any Portfolio Fund or the Fund's portfolio as a whole, or (ii) as to the accuracy or completeness of any information supplied by the Sub-Adviser to the Adviser, the Fund or the Fund's custodian or administrator which is provided by a Portfolio Fund (or the investment manager thereof) or other third-party to the Sub-Adviser and conveyed by the Sub-Adviser (either in its entirety or in excerpts accurately and fairly derived from material sent to the Sub-Adviser) to any or all of them. Notwithstanding the

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foregoing, the Sub-Adviser shall only provide to the Adviser, the Fund and the
Fund's custodian or administrator information the Sub-Adviser reasonably believes to be accurate and fair and with respect to which the Sub-Adviser has no reason to doubt its accuracy and completeness.

         (e) The Sub-Adviser shall not: (i) be obligated hereunder to provide advice with respect to the effect of the tax laws and regulations of any jurisdiction or commodities and securities laws and regulations of any jurisdiction (including, for the avoidance of doubt, any law, rules or regulations applicable to the operation of registered investment companies); or
(ii) at any time have custody of the assets of the Fund.

         (f) Each of the Adviser and the Fund acknowledges that certain Portfolio Funds will employ speculative trading strategies, that there is a risk that investments in any Portfolio Fund may be lost in whole or in part, that the Sub-Adviser has never previously advised a registered investment company, that Sub-Adviser's past results are not necessarily indicative of future performance and that there is no assurance that the Fund will realize profits, avoid losses or achieve the Fund Objective(s).

         (g) The Sub-Adviser represents, warrants and agrees that:

                  (i) it is a limited liability company duly organized and validly existing under the laws of Illinois;

                  (ii) it has full limited liability power and authority to perform its obligations under this Agreement;

                  (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Sub-Adviser and is a valid and binding agreement of the Sub-Adviser enforceable against the Sub-Adviser in accordance with its terms;

                  (iv) the execution and delivery of this Agreement by the Sub-Adviser, the incurrence by the Sub-Adviser of the obligations set forth in this Agreement and the performance by the Sub-Adviser of such obligations will not violate, or constitute a breach of or a default under, the constituent documents of the Sub-Adviser or any agreement or instrument by which it is bound, or, to the best of the Sub-Adviser's knowledge, any order, rule, law or regulation applicable to the Sub-Adviser of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over the Sub-Adviser;

                  (v) there is not pending or, to the best of the Sub-Adviser's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Sub-Adviser is a party, which might reasonably be expected to result in any material adverse change in the financial condition or regulatory qualifications of the Sub-Adviser;

                  (vi) it, and each of its principals and employees, has all United States state and federal governmental, regulatory and exchange licenses and approvals required to perform its obligations hereunder, including, without limitation and to the extent required, registration by the Sub-Adviser as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and as a commodity pool operator and a commodity trading advisor under the Commodity Exchange Act;

                  (vii) that it will manage the Fund so that, at all times, the Fund is in compliance with the 1940 Act;

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                  (viii)   it currently maintains and will continue to maintain
insurance (in addition to errors and omissions insurance policies specified above) in amounts reasonably necessary for its operations or as otherwise required by law;

                  (ix) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Fund with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to the Fund that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such material violation has occurred, that appropriate action was taken in response to such violation. Upon written request of the Fund, the Sub-Adviser shall permit the Fund, its employees or its agents to examine the reports to be made to the Sub-Adviser by Rule 17j-1(d)(1);

                  (x) it will promptly, after filing with the Securities and Exchange Commission an amendment to its Form ADV, furnish a copy of such amendment to the Fund and the Adviser;

                  (xi) it will not and will not permit its affiliate to engage in any activity that would cause the Fund to be a publicly traded partnership under the Internal Revenue Code of 1986, as amended;

                  (xii) it has reviewed the Fund's Registration Statement that will be or has been filed with the SEC that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about or information relating, directly or indirectly, to the Sub-Adviser, to the Sub-Adviser's knowledge, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading;

                  (xiii)   it shall promptly notify the Adviser:

                           (1) in the event that the SEC or other governmental
authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions,

                           (2) upon having a reasonable basis for believing that
the Fund is not in compliance with Applicable Law; and

                  (xiv) it will notify the Adviser and the Fund promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement as then in effect, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect.

         (h) The Adviser and the Fund (each with respect only to itself) hereby represent and warrant to the Sub-Adviser that:

                  (i) in the case of the Adviser, it is a corporation duly organized and validly existing under the laws of the State of Delaware, and in the case of the Fund, it is a statutory trust duly formed and validly existing under the laws of the State of Delaware;

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                  (ii)     it has full corporate or statutory trust, as the case
may be, power and authority to perform its obligations under this Agreement and the Advisory Agreement;

                  (iii) this Agreement and the Advisory Agreement have been duly and validly authorized, executed and delivered on its behalf and are its valid and binding agreements, enforceable against it in accordance with their respective terms;

                  (iv) the execution and delivery of this Agreement and the Advisory Agreement by it, the incurrence of the obligations by it set forth herein and the performance by it of such obligations will not violate, or constitute a breach of or default under, its constituent documents or any agreement or instrument by which it is bound or, to the best of its knowledge, any order, rule, law or regulation applicable to it of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over it;

                  (v) there is not pending or, to the best of its knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which it is a party, which might reasonably be expected to result in any material adverse change in its financial condition or regulatory qualifications; and

                  (vi) it, and each of its trustees, directors, officers and/or employees, has all governmental, regulatory and exchange licenses and approvals required to conduct its business and perform its obligations hereunder and under the Advisory Agreement.

5. TERM AND TERMINATION

         This Agreement shall become effective upon its execution, and:

         (a) This Agreement may be terminated at any time, without payment of any penalty,

                  (i) (x) by Adviser, (y) by the Board or (z) by vote of a majority of the outstanding voting securities of the Fund, in each case, on sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser, or

                  (ii) immediately in the event that (t) key senior investment personnel (namely, for these purposes, Brian Ziv and/or D. Trowbridge Elliman, III), leave the Sub-Adviser and the Adviser reasonably concludes that the loss of the services of such personnel would materially adversely affect the Sub-Adviser's performance hereunder, (u) Sub-Adviser or key investment personnel of Sub-Adviser are indicted for a felony involving moral turpitude or that could cause material harm to Sub-Adviser or its reputation, (v) key investment personnel of the Sub-Adviser are or become ineligible to serve in the capacity of employee, officer, director, member of an advisory board or principal underwriter for any registered investment company under Section 9 of the 1940 Act, or any successor provision, or the rules or regulations promulgated thereunder, (w) the commencement of enforcement proceedings against Sub-Adviser or any employee of Sub-Adviser by the SEC, the Commodity Futures Trading Commission or any state securities regulator, (x) actions or omissions shall have resulted in the imposition of sanctions against Sub-Adviser or any employee of Sub-Adviser under the Advisers Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, the Commodity Exchange Act or any state securities law, or the rules or regulations promulgated thereunder, (y) failure of Sub-Adviser or its employees to maintain required licenses and registrations to perform duties hereunder, or (z) Sub-Adviser commits a material breach of this Agreement or there is a material failure by Sub-Adviser to perform its duties hereunder and, if such breach or failure to perform is susceptible to cure, such breach

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or failure to perform is not cured within ten business days of Guidance's knowledge of such breach or failure to perform.

         (b) This Agreement may be terminated by the Sub-Adviser at any time by not less than 180 days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser.

         (c) Unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board who are not interested persons of the Fund, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

         (d) This Agreement shall terminate automatically, without the payment of any penalty, in the event of its assignment or in the event that the Advisory Agreement shall have been terminated for any reason.

         In the event that this Agreement is terminated, the Sub-Adviser agrees to cooperate with the Adviser and any successor Sub-Adviser to the Sub-Adviser and provide such information or take such other action as may be reasonably requested by the Adviser in order to ensure continuous, high quality services are provided to the Fund; provided, however, that it is understood that the Sub-Adviser shall not be responsible for any act or omission of the Adviser or any successor Sub-Adviser.

6.       CERTAIN INFORMATION

         Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events:

         (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Fund;

         (b) the Sub-Adviser shall fail to be registered as a commodity pool operator or commodity trading advisor under the Commodity Exchange Act and under the laws of any jurisdiction in which Sub-Adviser is required to be registered as a commodity pool operator or commodity trading advisor in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Fund;

         (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund;

         (d) there is a material adverse change in the business or financial condition of the Sub-Adviser (provided that the Sub-Adviser shall not be liable for damages to the extent due to the Sub-Adviser's failure to provide notice of such a material adverse change); or

         (e) any event the occurrence of which may permit the Adviser immediately to terminate this Agreement pursuant to Section 5(a); or

         (f) the Sub-Adviser is no longer eligible for insurance coverage as required under the agreement.

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7. EXERCISE OF VOTING RIGHTS

         Except with the agreement or on the specific instructions of the Board or Adviser, Sub-Adviser shall exercise or procure the exercise of any voting right attaching to investments of the Fund made with Designated Assets consistent with the economic interest of the Fund.

8. STATUS OF SUB-ADVISER; POWER OF ATTORNEY

         (a) The parties hereto agree that the Sub-Adviser shall be deemed to be an independent contractor and that, except as otherwise provided herein, the Sub-Adviser shall not have authority to act for, represent or bind in any way, and shall not otherwise be deemed to be an agent of, the Fund or the Adviser. Nothing contained herein (other than the Adviser's or the Sub-Adviser's ownership of a membership interest in the Fund) shall create or constitute the Sub-Adviser, any Portfolio Fund, the Fund or the Adviser as members of any partnership, limited liability company, joint venture, association, syndicate, unincorporated business or other separate entity, and nothing contained herein shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of any other such entity (other than as set forth in this Section 8).

         (b) The Fund hereby constitutes and appoints the Sub-Adviser as the Fund's true and lawful representative and attorney-in-fact, in the Fund's name, place and stead, to make, execute, sign and acknowledge all subscription agreements and similar contracts on behalf of the Fund as in the Sub-Adviser's judgment are necessary or desirable for the Sub-Adviser to implement the investment policies of the Fund by purchasing, selling and redeeming securities of Portfolio Funds and other issuers and placing orders for such purchasers and sales. The foregoing power of attorney is revocable, and will terminate in any event upon the termination of this Agreement.

9. AUTHORIZED PERSONS

         Each party hereto will provide the other parties with a schedule of the persons authorized to give or receive instructions on behalf of such party hereunder, and shall amend such schedule as may be necessary from time to time. Each party hereto may rely on the authority of any person identified in such schedule and shall not be liable for any actions taken or not taken hereunder in good faith reliance upon the authority of any such person.

10. AMENDMENTS; WAIVERS

         (a) This Agreement may be amended at any time by mutual written consent of the parties, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the members of the Board who are not interested persons of the Fund or Adviser or Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

         (b) No waiver shall be deemed by any course of conduct or acquiescence and no waiver shall be enforceable against any party hereto unless in writing and signed by the party against whom such waiver is claimed.

11. CERTAIN DEFINITIONS

         For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions or no-action positions as may be granted by the SEC or its staff under the 1940 Act.

12. SURVIVAL OF OBLIGATIONS

         Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive any termination of this Agreement, including obligations under
Section 3 with respect to compensation earned by the Sub-Adviser prior to such termination but unpaid at the time of termination.

13. MISCELLANEOUS

         (a) The headings in this Agreement are included for the convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (b) This Agreement shall be governed by the laws of the State of Delaware and the laws applicable therein.

         (c) Any notice required or permitted to be given hereunder shall be deemed to be sufficiently given if such notice is delivered or sent by facsimile as hereinafter set forth. Any notice delivered shall be deemed to have been given on the date of delivery. Any notice sent by facsimile shall be deemed to be delivered on the day it is sent unless it is sent on a day that is not a business day or is sent after 4:00 p.m. (Eastern time) on a business day, in which case it shall be deemed to be delivered on the next business day. A "business day" is a day on which the New York Stock Exchange is open for business. Notice shall be effectively given, if delivered or sent by facsimile to the following addresses:

                  (i)      if to Sub-Adviser, to it at:

                           Guidance Capital, LLC
                           P.O. Box 111
                           700 Rockland Road
                           Rockland, DE 19732

                           Attention: D. Trowbridge Elliman, III
                           Facsimile: (302) 573-5008

                  (ii)     if to Adviser, to it at:

                           Rodney Square Management Corporation
                           1100 North Market Street
                           Wilmington, DE 19890

                           Attention: Robert J. Christian
                           Facsimile: (302) 427-4828

                           Copy to:

                           Office of General Counsel
                           Wilmington Trust Company

                           1100 North Market Street
                           Wilmington, DE 19890

                           Facsimile: (302) 427-4771

                  (iii)    if to the Fund, to it at:

                           Wilmington Low Volatility Fund of Funds
                           1100 North Market Street
                           Wilmington, DE 19890

                           Attention: John R. Giles
                           Facsimile: (302) 427-4828

         Any party may change its address for receiving notices by giving notice in the manner set out above to the other parties.

         (d) If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law: (i) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (ii) all other terms and provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; and (iii) the parties hereto shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intent of this Agreement.

         (e) This Agreement may be executed in one or more counterparts, which shall together constitute one and the same document.

         (f) The parties hereto acknowledge and agree that the Fund shall in no event have any liability to any party hereto or any other person for the obligations, representations and warranties of the Adviser or Sub-Adviser hereunder.

             [The remainder of this page intentionally left blank.]

                  IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date first above written.

                                          GUIDANCE CAPITAL LLC (SUB-ADVISER)


                                         By: /s/ D. Trowbridge Elliman III
                                            ------------------------------------



                                         Name: D. Trowbridge Elliman III
                                               ---------------------------------



                                         Title: Member
                                                --------------------------------


                                          RODNEY SQUARE MANAGEMENT CORPORATION
                                          (ADVISER)


                                         By: /s/ Robert J. Christian
                                            ------------------------------------



                                         Name: Robert J. Christian
                                               ---------------------------------



                                         Title: President
                                                --------------------------------


                                          WILMINGTON LOW VOLATILITY FUND OF
                                          FUNDS (THE FUND)

                                         By: /s/ John R. Giles
                                            ------------------------------------



                                         Name: John R. Giles
                                               ---------------------------------



                                         Title: Vice President & CFO
                                                --------------------------------

                                   SCHEDULE A

                                  COMPENSATION

                  Capitalized terms used in this Schedule A but not defined herein or elsewhere in this Agreement shall have the meanings given them in the Fund's Operating Agreement, as in effect from time to time.

                  The compensation payable by the Fund to the Sub-Adviser under this Agreement shall consist of the following:

1.       MANAGEMENT FEE

         The Fund will pay to the Sub-Adviser a management fee (the "Management Fee"), monthly in arrears. The Management Fee is payable at the annual rate of 0.50% of the average net assets of the Fund that are Designated Assets. On or before the tenth business day of each month, the Fund will calculate an amount (the "Monthly Management Fee") equal to 0.04167% of the net asset value of the Designated Assets as of the last business day of the previous month, determined before giving effect to the payment of the accrued Monthly Management Fee being calculated or to any repurchases or distributions (including any distributions made to Special Members in payment of the Incentive Allocation) as of such date or any capital contributions made on such date (such capital contributions being deemed to be made as of the next day). Adviser will pay the Monthly Management Fee for each month to Sub-Adviser on or before the thirtieth day of the following month. The Monthly Management Fee shall be calculated on a pro rata basis in the case of any partial months.

         Within 60 days after the Fund's fiscal year end, the Fund will cause its (and the Designated Assets') net asset value as of the last business day of each month in such fiscal year to be reviewed. Based on the review, the Monthly Management Fee for each month in such fiscal year shall be recalculated. If the sum of the Monthly Management Fees (as recalculated) for such fiscal year exceeds the amounts paid already by Adviser to Sub-Adviser in respect of such Monthly Management Fees, then Adviser shall pay the amount of such excess to Sub-Adviser within 45 days after the completion of the review. If the sum of the Monthly Management Fees (as recalculated) for such fiscal year is less than the amounts paid already by Adviser in respect of such Monthly Management Fees, then Adviser shall reduce the amount of the next Monthly Management Fee paid by it to Sub-Adviser by the amount of such deficit (and, if necessary to fully account for such deficit, subsequent Monthly Management Fees).

2.       INCENTIVE ALLOCATION

         In accordance with the terms of the Fund's Declaration of Trust, the Sub-Adviser will receive 50% of the Incentive Allocation, which shall be credited to its special advisory account, so long as it remains a Sub-Adviser of the Fund, is active and is in good standing with the Fund.

3.       REIMBURSEMENT OF CERTAIN EXPENSES

         Within 30 days of the Fund's receipt of reasonably detailed documentary evidence of its reasonably allocated portion of the Sub-Adviser's out-of-pocket expenses incurred (the "Reimbursement Request") on behalf of or for the benefit of the Fund for computer software licensing, purchasing, programming and operating costs and research, due diligence costs and other expenses all only as deemed appropriate by the Board of the Fund (in each case, whether internal costs reasonably allocated or external costs), the Fund shall pay to the Sub-Adviser the amount of such expenses.

         Notwithstanding the foregoing, in no event shall (i) the Sub-Adviser seek reimbursement of any expenses from the Fund for which it does not seek reimbursement from all of its other clients, and (ii) Sub-Adviser seek reimbursement of any expenses from the Fund on a basis less favorable to the Fund than the most favorable basis on which the Sub-Adviser seeks reimbursement for such expenses from all of its other clients. In determining the amount of expenses for which the Sub-Adviser shall seek reimbursement from the Fund, the Sub-Adviser shall fairly and consistently apply an allocation methodology that it applies to all of its clients and pursuant to which it allocates such expenses among the Fund and its other clients for purposes of such reimbursement, and shall not apply such methodology in a manner that differs in its approach to the Fund relative to such other clients.